As filed with the Securities and Exchange Commission on January 31, 2022

Registration No. 333-193534

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

NO. 333-193534

UNDER

THE SECURITIES ACT OF 1933

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	32-0414408
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1601 Elm Street, Suite 800 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Santander Consumer USA Holdings Inc. Omnibus Incentive Plan

Santander Consumer USA Holdings Inc. 2011 Management Equity Plan

(Full title of plan)

Mahesh Aditya

President and Chief Executive Officer

Santander Consumer USA Holdings Inc.

1601 Elm Street, Suite 800

Dallas, Texas 75201

(214) 634-1110

(Name, address and telephone number of agent for service)

Copies to:

Edward D. Herlihy

Richard K. Kim

Mark F. Veblen

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statement of Santander Consumer USA Holdings Inc. (the “Company”) on Form S-8 (the “Registration Statement”):

•

Registration Statement on Form S-8 (File No. 333-193534), registering 29,800,986.23 shares of common stock of the Company, $0.01 par value per share, filed with the Securities and Exchange Commission on January 24, 2014.

On January 31, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of August 23, 2021, by and among the Company, Santander Holdings USA, Inc., a Virginia corporation (“SHUSA”), and Max Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SHUSA (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of SHUSA (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, by filing this post-effective amendment, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on January 31, 2022.

SANTANDER CONSUMER USA HOLDINGS INC.

By:	/s/ Christopher K. Pfirrman
	Name:	Christopher K. Pfirrman
	Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.